Exhibit 10.2

ALPHA AND OMEGA SEMICONDUCTOR LIMITED
CALENDAR YEAR 2016 EXECUTIVE INCENTIVE PLAN

The following is a summary of the operation of the Executive Incentive Plan (the “Plan”) established by Alpha and Omega Semiconductor Limited (the “Company”) for the calendar year ending December 31, 2016.

Participants

Executive officers and Vice Presidents.

Performance Bonus

Participants are eligible to receive a bonus based on the level of attainment of pre-specified corporate performance goals. The Company’s compensation committee establishes the performance goals to be attained.

Performance Goals

The corporate performance goals for calendar year 2016 are revenue and non-GAAP operating income (after bonus payout). The amount of bonus earned is based on the level of attainment of a range of revenue and non-GAAP operating income for the year. A specified minimum amount of each of the revenue and non-GAAP operating income goals must be achieved before payment of an award under the Plan.The actual aggregate amount of the award earned by an executive officer for the calendar year will range from $0 to the maximum amount established for that officer (as set forth below) depending on the level of attainment of the performance goals. As used herein, the term “non-GAAP operating income” means the Company’s operating income as determined in accordance with U.S. GAAP but excluding (i) share-based compensation expenses recorded under FASB ASC Topic 718; (ii) impairment of long-lived assets; (iii) non-recurring inventory write-down; (iv) acquisition cost; and (v) any other adjustment made to arrive at the Company’s non-GAAP operating income as presented in the Company filings with the Securities Exchange Commission, including any Item 2.02 disclosures on Form 8-K relating to the Company’s quarterly financial information.

Payment of Awards: Cash and RSU Pool

The amount of the bonus award will be paid in a combination of cash and restricted share units (“RSU”) covering shares of Company common shares (with the number of shares based on the closing price of the common shares on the last trading date of the year). The specific allocation between cash and RSUs in the bonus award will vary depending on the level of attainment of the non-GAAP operating income and annual revenue goals, provided that the number of RSUs to be granted may not exceed certain dilution cap. RSU award will vest in four equal annual installments subject to the executive officer’s continued service through each vesting date.

Target Bonus Awards

The Company’s compensation committee establishes the bonuses payable based on the level of attainment of the corporate performance goals. The target bonuses for each executive officer for calendar year 2016, as a percentage of base salary, are as follows:

Name	Title	Minimum Bonus	Target Bonus	Maximum Bonus
Mike F. Chang	Chief Executive Officer	20%	100%	220%
Yifan Liang	Chief Financial Officer and Corporate Secretary	12%	60%	132%
Yueh-Se Ho	Chief Operating Officer	12%	60%	132%
Daniel Kuang Ming Chang	Senior Vice President of Marketing	10%	50%	110%